RESIGNATION
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         I, Joe Cummings, a director of International Travel CD's, Inc., a
Colorado corporation ("Corporation"), hereby tender and submit my resignation as a director of the Corporation; such resignation to be effective on the 18th day of December, 2001.

         Furthermore, I hereby waive any unpaid or accrued compensation due to me from the Corporation.

                                    /s/ Joe Cummings
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                                    Joe Cummings